Exhibit 5.2

August 10, 2026

Silexion Therapeutics Corp
12 Abba Hillel Road
Ramat Gan, Israel 5250606

Re: Registration Statement on Form S-1

Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-1 (Registration No. 333-298137) (as amended to date, the “Registration Statement”) filed by Silexion Therapeutics Corp, a Cayman Islands exempted company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration and proposed maximum aggregate offering price by the Company of up to an aggregate amount of (A) $10,000,000 of (i) ordinary shares, par value $0.135 per share, of the Company (the “Ordinary Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase Ordinary Shares, and (iii) ordinary warrants (the “Ordinary Warrants”) to purchase Ordinary Shares, and (B) $437,500 of warrants (the “Placement Agent Warrants”, and, together with the Pre-Funded Warrants, the Ordinary Warrants, the Ordinary Shares, and the Ordinary Shares underlying the Pre-Funded Warrants, the Ordinary Warrants and the Placement Agent Warrants, the “Securities”) to purchase Ordinary Shares issuable to the Placement Agent (as defined below). The Securities are being registered by the Company, which has engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as the placement agent in connection with a public offering of the Company’s Securities (the “Offering”).

We are acting as U.S. securities counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined the (i) Registration Statement and all exhibits thereto, (ii) the form of Securities Purchase Agreement to be entered into by the Company with the purchasers, (iii) the Pre-Funded Warrants, (iv) the Ordinary Warrants, (v) the Placement Agent Warrants and (vi) the engagement agreement dated September 4, 2024, as amended on January 29, 2025, March 24, 2025 and May 15, 2026, by and between the Company and the Placement Agent. In addition, we have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the memorandum and articles of association of the Company, as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion. Because the Pre-Funded Warrants, the Ordinary Warrants and Placement Agent Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. You are separately reviewing an opinion from Conyers Dill & Pearman LLP with respect to the corporate proceedings and due authorization relating to the issuance of the Securities under the laws of the Cayman Islands. For purposes of our opinion, we have assumed that the Securities have been duly authorized and that the Ordinary Shares have been duly and validly issued, fully paid and non-assessable.

Greenberg Traurig, LLP | Attorneys at Law One Vanderbilt Avenue | New York, NY 10017-3852 | T +1 (212) 801-9221
www.gtlaw.com

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the Pre-Funded Warrants, the Ordinary Warrants and Placement Agent Warrants, if and when issued and paid for in accordance with the terms of the Offering, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect). In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion is rendered to you in connection with the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by holders of the Pre-Funded Warrants, the Ordinary Warrants and Placement Agent Warrants currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in any Registration Statement pursuant to Rule 462(b) under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP